Exhibit 5.1

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300

Unilever International Holdings N.V.

Weena 455

3013 AL Rotterdam

The Netherlands

2018

Dear Sirs

Unilever International Holdings N.V. (“New NV”) — Registration Statement on Form F-4

1                                      We have acted as Dutch legal advisers to New NV in connection with the filing by New NV under the Securities Act of 1933, as amended, (the “Act”) of a registration statement on Form F-4 as amended on the date hereof (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration of ordinary shares of New NV, with a nominal value €0.16 each, (the “Shares”) which are to be issued by New NV as part of the intended triangular legal merger under Dutch law (the “Dutch Merger”) whereby Unilever N.V. (“NV”) will merge with and into Unilever International Holding B.V. (“New Sub”, and collectively with New NV and NV, the “Companies”). We have taken instructions solely from New NV.

2                                      This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law), market abuse, equal treatment of shareholders, financial assistance and competition and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given in accordance with customary Dutch legal practice and on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands. This opinion is limited to the legality of the Shares and does not relate to any other agreement or matter. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the Registration Statement.

3                                      For the purpose of this opinion we have examined, and relied upon and assumed the accuracy of the factual statements and compliance with the undertakings included in, the documents listed

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and, where appropriate, defined in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

3.1                            Confirmation from the Chamber of Commerce that the Trade Register Extracts are up to date in all respects material for this opinion.

3.2                            Confirmation from the insolvency office (afdeling insolventie) of the competent court in Rotterdam and the central insolvency register (centraal insolventieregister) that none of the Companies is registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

4                                      We have assumed the following:

4.1                            All copy documents conform to the originals and all originals are genuine and complete.

4.2                            Each signature is the genuine signature of the individual concerned.

4.3                            All documents were at their date, and have through the date hereof remained and will remain, accurate, complete and in full force and effect without modification, and have been or will have been executed (by a civil law notary in the Netherlands where required) in the same form as examined by us for the purposes of this opinion. All confirmations referred to in paragraph 3 are true.

4.4                            None of the Companies has (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) been subjected to any one of the insolvency and winding-up proceedings listed in Annex A to Regulation (EU) 2015/848 on insolvency proceedings (recast) (“Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5                            The Merger Proposal and the transactions contemplated thereby and by the Registration Statement are conducive to the corporate objects and in the interest of each of the Companies.

4.6                            The Merger Proposal will have been approved by the board of directors (bestuur) of each of the Companies and signed by all directors (bestuurders) of each of the Companies. The Merger Proposal will have been filed and published in accordance with applicable law.

4.7                            The board of director or, where applicable, managing board of each of the Companies will have passed all resolutions required in connection with the Dutch Merger in duly convened, constituted and quorate meetings or in written resolutions, and any conditions and limitations contained in such resolutions and the Merger Proposal will have been complied with, and no such resolution or the Dutch Merger will have been or will be annulled, modified, revoked or rescinded.

4.8                            The general meeting of each of the Companies, where applicable in a duly convened meeting, adopts all resolutions required for the Dutch Merger, including but not limited to a resolution to adopt the Merger Proposal, and no such resolution will have been or will be annulled, modified, revoked or rescinded.

4.9                            The documents have been or will have been, validly signed on behalf of all parties thereto, where required recorded in a valid notarial deed (notariële akte), in full force and effect prior to the Dutch Merger and will remain in full force and effect.

4.10                     No member of any of the Companies’ boards of directors has a conflict of interest (tegenstrijdig belang) within the meaning of the Dutch Civil Code and/or any applicable board rules with respect to the Dutch Merger (or the transactions contemplated thereby).

4.11                     No advice is required from any (central) works council under the Works Councils Act (Wet op de ondernemingsraden) or otherwise in connection with the Merger Proposal and the transactions contemplated thereby and the information and consultation process with European Works Council in connection with the Dutch Merger will have been duly completed.

4.12                     Any and all authorisations and consents of, or filings with or notifications to any public authority or other relevant body or person in or of any jurisdiction which may be required in respect of the Dutch Merger have been or will have been duly obtained or made and all conditions precedent to the implementation and execution of the Dutch Merger will have been satisfied or waived.

4.13                     There are no provisions of any law, other than Dutch law, which may apply to the Dutch Merger or the Shares which may affect this opinion.

5                                      In our opinion:

5.1                            The Shares, when issued pursuant to and in accordance with the Merger Deed, will have been validly issued, fully paid and non-assessable.

6                                      This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1                            This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors.

6.2                            The term “issued” when used in paragraphs 1 and 5.1 and item 13 of the Schedule means “allotted” (toegekend) and the term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by New NV or its creditors for further payment on such Share.

6.3                            The Trade Register Extracts and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extracts is correct or that none of the Companies has become the subject of an Insolvency Proceeding.

6.4                            We do not express any opinion as to facts.

7                                      This opinion is rendered to you for the sole purpose of the filing of this opinion as an exhibit to the Registration Statement to be submitted by New NV on the date hereof, to which filing we consent and we also consent to the reference to Linklaters LLP in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the Act.

Yours faithfully

Linklaters LLP

Schedule

1                               A faxed copy of an extract from the trade register obtained from the chamber of commerce (the “Chamber of Commerce”) regarding New NV dated                 2018 (the “New NV Extract”).

2                               A notarial copy of New NV’s deed of incorporation dated 21 December 2017 including its articles of association, as obtained from and according to the Chamber of Commerce.

3                               A print-out of an electronic copy of the draft articles of association of New NV as they will read as of the date of the Dutch Merger becoming effective.

4                               A faxed copy of an extract from the trade register obtained from the Chamber of Commerce regarding NV dated                 2018 (the “NV Extract”).

5                               A copy of a notarial copy of NV’s deed of incorporation dated 9 November 1927, and of its articles of association as most recently amended on 9 May 2012, both as obtained from and according to the Chamber of Commerce.

6                               A print-out of an electronic copy of The Governance of Unilever with effect from 1 February 2018 as obtained from NV’s website.

7                               A faxed copy of an extract from the trade register obtained from the Chamber of Commerce regarding New Sub dated                 2018 (the “New Sub Extract”).

8                               A notarial copy of New Sub’s deed of incorporation dated 17 April 2018 including its articles of association, as obtained from and according to the Chamber of Commerce.

9                               A draft dated                 2018 of a merger proposal prepared by New NV, NV and New Sub relating to the Dutch Merger (the “Merger Proposal”).

10                        A draft dated                 2018 of a merger deed pursuant to which the Dutch Merger may be effected and the Shares issued (the “Merger Deed”).

11                        A print-out of an electronic copy of the Registration Statement (No. 333-224431) as publicly filed with the SEC on                 2018.

New NV Extract, the NV Extract and the New Sub Extract are collectively referred to as the “Trade Register Extracts”; references in this opinion to “documents” are to any and all documents mentioned in this Schedule, unless the context requires otherwise.